Exhibit 99.1

Editorial Contact:	Investor Contact:
Dave Burt, Secure Computing	Elissa Lindsoe, Secure Computing
david_burt@securecomputing.com	elissa_lindsoe@securecomputing.com
206-892-1130	651-628-5362

SECURE COMPUTING REPORTS FIRST QUARTER 2004 OPERATING RESULTS

Company Reports 31% Year-Over-Year Revenue Growth and 286 Percent Year-Over-Year Increase in Net Income

SAN JOSE, Calif., April 15, 2004 – Secure Computing Corporation (Nasdaq: SCUR), the experts in securing connections between people, applications, and networks, today announced first quarter 2004 revenues of $21.2 million. This represents a 31% increase compared to $16.2 million in the same quarter last year and a 7% decrease compared to revenues of $22.9 million in the prior quarter which reflects normal seasonality for Secure Computing.

As a result of the company’s closure of the Advanced Technology (AT) division in October, 2003, Secure’s financial statement presentations have been reclassified in accordance with US GAAP to present the impact from continued and discontinued operations. All prior period financial information and comparisons in this press release and all future financial reports issued by the company will reflect the reclassification of the AT division net operating results to the discontinued operations lines in the consolidated statements of operations. Please visit the following URL to obtain a copy of the company’s reclassified 2003 quarterly consolidated statements of operations and balance sheets:

http://www.securecomputing.com/invest.cfm?script=700&skey=1048

Gross margins in the first quarter were 88% of revenue, or $18.7 million. This compares to 91% of revenue, or $14.8 million, in the year ago quarter and 89% of revenue, or $20.4 million, in the prior quarter. Secure Computing’s first quarter operating expenses were $16.6 million, or 78% of revenue, down 8 percentage points from the year ago quarter. Sales and marketing expenses were $11.0 million, or 52% of revenue, down 3 percentage points from the year ago quarter. Research and development costs were $4.1 million, or 19% of revenue, down 5 percentage points from the year ago quarter. General and administrative costs were $1.5 million, or 7% of revenue, consistent with the year ago quarter.

“The first quarter of 2004 marks our 19th consecutive quarter of meeting or exceeding expectations from operations,” said John McNulty, chairman and chief executive officer at Secure Computing. “Helping to drive sales during the quarter was the ever increasing awareness of the need to protect critical information technology at the application level, an area that Secure Computing wrote the book on. Our application layer message resonates with today’s Sidewinder customers and prospects because our Sidewinder firewalls have never been compromised, have never had a published vulnerability and this unmatched record gives us a significant competitive advantage.”

Operating income for the first quarter was 10% of revenue, a 4 percentage point improvement over the year ago quarter.

Net income for the first quarter was $2.2 million, or $0.06 per fully diluted share compared to net income of $0.6 million, or $0.02 per share in the year ago quarter and $4.1 million, or $0.11 per fully diluted share in the prior quarter.

“We were very successful in our Year of the Channel program as announced in January, realizing over 70% of our Q1 revenues via indirect channels as compared to approximately 60% in the prior quarter,” said Tim McGurran, president and chief operating officer at Secure Computing. “This achievement is ahead of our plan and represents a significant investment in our channel even though first quarter revenues were tempered by this accomplishment.”

Enterprise licenses were executed by a number of industry leaders including: the 1st Information Operations Command of the U.S. Army; China Telecommunications Corporation, the largest telecommunications operator in China; Philippine Airlines; the City and County of Denver and Denver International Airport, one of the largest airports in the world; New Brunswick Community College, a network of 11 higher education campuses in Canada; the State of Maryland Department of Planning; Digital River, a global leader in e-commerce outsourcing; Northwest Tri County, serving the URL filtering needs of more than 72,300 students and 4,000 teachers in three Pennsylvania counties; Musco Lighting, specializing in the design and manufacture of systems for lighting recreation and athletic fields; UNC Hospital, a major academic medical center in North Carolina; Via Christi Regional Medical Center, a not-for-profit healthcare system throughout three states; and Tribune Company, one of the U.S.’s premier broadcasting and publishing companies.

Other Q1 Financial Highlights:

•	Cash and investments were $40.9 million at March 31, 2004, a $7.2 million, or 21%, increase from $33.7 million at December 31, 2003.

•	Cash generated from operations was $2.7 million.

•	Cash generated from stock option exercises and ESPP purchases was $5.0 million.

•	Deferred revenues were $24.4 million at March 31, 2004, a 4% decrease as compared to $25.4 million at December 31, 2003.

•	Days sales outstanding were 63 at March 31, 2004, compared to 67 at December 31, 2003.

“Given the substantial decrease in deferred revenue that N2H2 and Secure Computing experienced last year, we are very pleased that our deferred revenue declined by only 4 percent,” commented Tim Steinkopf, senior vice president and chief financial officer at Secure Computing. “In addition, we aggressively controlled our operating expenses to be 78% of revenue, 2 percentage points better than our outlook guidance given in January.”

Secure Computing’s Outlook Publication Procedures

In connection with the SEC rules on corporate disclosure, Regulation FD, Secure Computing publishes an Outlook section in its quarterly operating results press release. The company continues its current practice of having corporate representatives meet privately during the quarter with investors, the media, investment analysts and others. At these meetings Secure Computing refers any questions regarding the current outlook back to the quarterly results press release Outlook section. The quarterly results press release, which includes the Outlook section, is available to the public on the company’s Web site (www.securecomputing.com). Unless Secure Computing is in a Quiet Period (described below), the public can continue to rely on the Outlook section that is part of this quarterly operating results press release as still being the company’s current expectations on matters covered, unless Secure Computing publishes a notice stating otherwise.

From the close of business on June 16, 2004, until publication of a press release regarding the second quarter 2004 operating results, Secure Computing will observe a Quiet Period. During the Quiet Period, the Outlook section and other forward-looking statements contained in this operating results press release as well as in the company’s filings with the SEC, should be considered to be historical, speaking as of prior to the Quiet Period only and not subject to update by the company. During the Quiet Period, Secure Computing representatives will not comment concerning the Outlook section or Secure Computing’s financial results or expectations.

Current Outlook

The forward-looking statements in this Outlook are based on current expectations and are subject to risks, uncertainties and assumptions described under the sub-heading “Forward-Looking Statements.” Actual results may differ materially from the expectations expressed below.

For the full year 2004, the company reaffirms the guidance given on January 22, 2004, for 30% year over year revenue growth and $0.42 earnings per fully diluted share. Revenues are expected to grow over 2003 Products and Services revenues by 35%, 33%, and 23% for the second through fourth quarters of 2004 respectively. Gross margins throughout the remainder of 2004 are expected to be consistent with the first quarter of 2004. As a percent of revenue, operating expenses are expected to be 74%, 70% and 67%, for the second through fourth quarters of 2004, respectively. Fully diluted earnings per share are expected to be approximately $0.09, $0.12 and $0.15, for the second through fourth quarters of 2004, respectively which assumes a fully diluted weighted average share count of 38.8 million, 39.6 million, and 40.2 million in the second through fourth quarters of 2004 respectively.

Other Corporate Matters

The company also announced today the promotion of Rick Kruse to vice president, firewall development. Mr. Kruse has more than 19 years of engineering leadership and development experience. Rick received a BS in Math and Computer Science at Minnesota State University, Mankato and focused his career on networking and security. Prior to Secure, Mr. Kruse worked with AT&T Professional Services Division providing network design and integration, network training and customer consulting services. Mr. Kruse joined the Secure team in 1995 and for the past 5 years, he has directed the planning, development and delivery of Secure’s firewall products.

“Rick has done a superb job designing our firewalls and their network integration,” said Tim McGurran. “Rick’s promotion to vice president is a result of his exceptional record in leading the combination of the best features from each of the Sidewinder and Gauntlet firewalls into the Sidewinder G2 firewall. In his new role, Rick will be a valuable contributor to the strategic direction of the company while also continuing to be responsible for managing our firewall development processes and team; one that we believe to be the best firewall development team in the industry.”

About Secure Computing

Secure Computing (NASDAQ: SCUR) has been securing the connections between people and information for over 20 years. Specializing in delivering solutions that secure these connections, Secure Computing is uniquely qualified to be the global security solutions provider to organizations of all sizes. Our more than 11,000 global customers, supported by a worldwide network of partners, include the majority of the Dow Jones Global 50 Titans and the most prominent organizations in banking, financial services, healthcare, telecommunications, manufacturing, public utilities, education, and federal and local governments. The company is headquartered in San Jose, Calif., and has sales offices worldwide. For more information, see http://www.securecomputing.com.

Forward-Looking Statements

This release contains forward-looking statements concerning revenues, aggregate margins, operating expenses and profitability for this and future quarters, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements in this release involve risks and uncertainties that could cause actual results to differ materially from current expectations. In order to meet these projections, the company must continue to obtain new enterprise relationships with major clients and overall demand for its products must continue to grow at current or greater levels. The company also must be able to motivate and retain key employees and staff current and future projects in a cost-effective manner and must effectively control its marketing, research, development and administrative costs, including personnel expenses. There can be no assurance that demand for the company’s products will continue at current or greater levels, or that the company will continue to grow revenues, or be profitable. There are also risks that the company’s pursuit of providing network security technology might not be successful, or that if successful, it will not materially enhance the company’s financial performance; that changes in customer requirements and other general economic and political uncertainties and weaknesses in geographic regions of the world could impact the company’s relationship with its customers, partners and alliances; and that delays in product development, competitive pressures or technical difficulties could impact timely delivery of next-generation products; and other risks and uncertainties that are described from time to time in Secure Computing’s periodic reports and registration statements filed with the Securities and Exchange Commission. The company specifically disclaims any responsibility for updating these forward-looking statements.

SECURE COMPUTING CORPORATION

CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

Unaudited, in Thousands Except Per Share Amounts

Consolidated Condensed Statements of Operations

	Three Months Ended March 31,
	2004	2003
Revenue	$21,216	$16,179
Cost of revenue	2,513	1,335

Gross profit	18,703	14,844

Operating expenses:
Selling and marketing	10,989	8,818
Research and development	4,103	3,888
General and administrative	1,533	1,229

	16,625	13,935

Operating income	2,078	909
Other income	127	53

Net income from continuing operations	2,205	962

Loss from operations of discontinued AT division	—	(391)

Net income	$2,205	$571

Basic earnings/(loss) per share:
Continuing operations	$0.06	$0.03
Discontinued operations	—	(0.01)

Basic earnings per share	$0.06	$0.02

Weighted average shares outstanding - basic	35,352	29,723

Diluted earnings/(loss) per share:

Continuing operations	$0.06	$0.03
Discontinued operations	—	(0.01)

Diluted earnings per share	$0.06	$0.02

Weighted average shares outstanding - diluted	38,085	30,293

Consolidated Condensed Balance Sheets

	Mar. 31, 2004	Dec. 31, 2003
Assets
Cash and cash equivalents	$29,856	$17,101
Investments	11,019	16,580
Accounts receivable, net	14,820	17,148
Inventory, net	1,872	1,227
Other current assets	8,016	7,232
Current assets from discontinued operations	285	545

Total current assets	65,868	59,833

Property and equipment, net	5,058	5,004
Goodwill	40,066	40,416
Other assets	3,096	3,222

Total assets	$114,088	$108,475

Liabilities and stockholders’ equity
Accounts payable	$3,667	$2,861
Accrued payroll	3,163	3,539
Acquisition reserve	1,572	1,757
Other accrued expenses	715	1,024
Deferred revenue	20,109	21,663

Total current liabilities	29,226	30,844

Acquisition reserve, net of current portion	1,309	1,839
Deferred revenue, net of current portion	4,330	3,778

Total liabilities	34,865	36,461

Stockholders’ equity
Common stock	355	350
Additional paid-in capital	195,115	190,090
Accumulated other comprehensive loss	(545)	(519)
Accumulated deficit	(115,702)	(117,907)

Total stockholders’ equity	79,223	72,014

Total liabilities and stockholders’ equity	$114,088	$108,475

Consolidated Condensed Statements of Cash Flows

	Three months ended March 31,
	2004	2003
Operating activities
Net income	$2,205	$571
Loss from discontinued operations	—	391

Net income from continuing operations	2,205	962
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Depreciation	603	711
Amortization	200	56
Loss on disposals of property and equipment	65	6
Deferred income taxes, net	(64)	(151)
Changes in operating assets and liabilities:
Accounts receivable	2,714	1,246
Inventories	(645)	(179)
Other current assets	(794)	(239)
Accounts payable	806	370
Payroll related accruals	(376)	(674)
Accrued liabilities and reserves	(984)	(148)
Deferred revenue	(1,003)	(823)

Net cash provided by operating activities	2,727	1,137
Investing activities
Net proceeds from sales/maturities of investments	5,529	976
Purchase of property and equipment, net	(722)	(530)
Increase in intangibles and other assets	(74)	(59)

Net cash provided by investing activities	4,733	387
Financing activities
Proceeds from issuance of common stock	5,031	535
Effect of exchange rate changes	5	(42)
Net cash provided from/(used by) discontinued operations	260	(834)

Net increase in cash and cash equivalents	12,756	1,183
Cash and cash equivalents, beginning of period	17,101	18,050

Cash and cash equivalents, end of period	$29,857	$19,233